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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                        INTERNATIONAL NETWORK SERVICES
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                 460053  10  1
--------------------------------------------------------------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 15 Pages

-----------------------                                  ---------------------
  CUSIP NO. 460053 10 1                 13G                Page 2 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  94-309-5978

      Sequoia Capital V 94-309-5978
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      California
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             1,377,523
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             -0-
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          1,377,523
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,377,523
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.3%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 460053 10 1                 13G                Page 3 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Sequoia Partners (FR) 94-309-6657
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      California
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          1,377,523
     OWNED BY      -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             -0-
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          1,377,523
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,377,523
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.3%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 460053 10 1                 13G                Page 4 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sequoia Technology Partners V 94-309-5977
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      California
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          67,507
     OWNED BY      -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             -0-
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          67,507
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      67,507
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.2%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 460053 10 1                 13G                Page 5 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sequoia XXIII 95-446-5970
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      California
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          18,173
     OWNED BY      -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             -0-
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          18,173
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      18,173
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 460053 10 1                 13G                Page 6 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sequoia XXIV 95-440-0009
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      California
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          -0-
     OWNED BY      -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             -0-
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          -0-
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 460053 10 1                 13G                Page 7 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Pierre Lamond
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          1,463,203
     OWNED BY      -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             -0-
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          1,463,203
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,463,203
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.5%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 460053 10 1                 13G                Page 8 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Michael Moritz
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            99,184
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          1,463,203
     OWNED BY      -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             99,184
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          1,463,203
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,562,387
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.8%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 460053 10 1                 13G                Page 9 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gordon Russell
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            140,852
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          1,463,203
     OWNED BY      -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             140,852
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          1,463,203
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,604,055
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.0% (4.97% not rounded)
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 460053 10 1                 13G               Page 10 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas F. Stephenson
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            61,984
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          1,463,203
     OWNED BY      -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             61,984
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          1,463,203
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,525,187
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.7%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 460053 10 1                 13G               Page 11 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Donald T. Valentine
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            139,908
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          1,463,203
     OWNED BY      -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             139,908
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          1,463,203
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,603,111
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.0% (4.97% not rounded)
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 460053 10 1                                        Page 12 of 15 Pages


Item 1.
     (a) Name of Issuer:  International Network Services

     (b) Address of Issuer's Principal Executive Offices:
               1213 Innsbruck Drive
               Sunnyvale, CA  94089

Item 2.
     (a) Name of Person Filing: Sequoia Capital V and the other persons and entities listed on Exhibit A.

     (b) Address of Principal Business Office or, if none, Residence:
               3000 Sand Hill Road, Building 4, Suite 280
               Menlo Park, California 94025

     (c) Citizenship:  California

     (d) Title of Class of Securities:  Common Stock

     (e) CUSIP Number:  460053 10 1

Item 3.  Not Applicable

Item 4.  Ownership
     (a) Amount Beneficially Owned: *

     (b) Percent of Class:  *

     (c) Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:  *
              (ii)  shared power to vote or to direct the vote:  *
             (iii)  sole power to dispose or direct the disposition of:  *
              (iv)  shared power to dispose or direct the disposition of:  *



----------------------

 * Lines 5-11 of pages 2-11 of this Schedule are incorporated herein by reference and show, respectively, the ownership of each reporting person. Sequoia Partners (FR) is the general partner of Sequoia Capital V and, as such, may be deemed to share the power to vote and dispose of shares held by Sequoia Capital V. Messrs. Lamond, Moritz, Russell, Stephenson and Valentine are the general partners of Sequoia Partners (FR) and Sequoia Technology Partners V and, as a result, may be deemed to share the power to vote and dispose of the shares held by Sequoia Capital V and Sequoia Technology Partners V.

CUSIP No. 460053 10 1                                        Page 13 of 15 Pages


Item 5.  Ownership of Five Percent or Less of Class

         If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than
five percent of the class of securities, check the following.   [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

               Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not Applicable

Item 8.   Identification and Classification of Members of the Group

               This is a filing pursuant to Rule 13d-1(c).   Notwithstanding the
               joint filing, the filing persons are not members of a "group."

Item 9.   Notice of Dissolution of Group

               Not Applicable

Item 10.  Certification

               Not Applicable

CUSIP No. 460053 10 1                                        Page 14 of 15 Pages


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:    February 10, 1998



SEQUOIA CAPITAL V

By its General Partner,
   Sequoia Partners (FR)

 /s/ Pierre Lamond
--------------------------------------------
Pierre Lamond, General Partner




SEQUOIA PARTNERS (FR)
SEQUOIA TECHNOLOGY PARTNERS V
SEQUOIA XXIII
SEQUOIA XXIV


/s/ Pierre Lamond
--------------------------------------------
Pierre Lamond

/s/ Michael Moritz
--------------------------------------------
Michael Moritz

/s/ Gordon Russell
--------------------------------------------
Gordon Russell

/s/ Thomas F. Stephenson
--------------------------------------------
Thomas F. Stephenson

/s/ Donald T. Valentine
--------------------------------------------
Donald T. Valentine

CUSIP No. 460053 10 1                                        Page 15 of 15 Pages


                                   EXHIBIT A
                                   ---------

                   AGREEMENT FOR JOINT FILING OF SCHEDULE 13G


     THE UNDERSIGNED PERSONS AND ENTITIES HEREBY agree to file with the Securities and Exchange Commission a joint Schedule 13G on behalf of each of the undersigned with respect to their ownership of shares of Common Stock of International Network Services.


SEQUOIA CAPITAL V

By its General Partner,
   Sequoia Partners (FR)

 /s/ Pierre Lamond
--------------------------------------------------------
Pierre Lamond, General Partner



SEQUOIA PARTNERS (FR)
SEQUOIA TECHNOLOGY PARTNERS V
SEQUOIA XXIII
SEQUOIA XXIV


/s/ Pierre Lamond
--------------------------------------------------------
Pierre Lamond

/s/ Michael Moritz
--------------------------------------------------------
Michael Moritz

/s/ Gordon Russell
--------------------------------------------------------
Gordon Russell

/s/ Thomas F. Stephenson
--------------------------------------------------
Thomas F. Stephenson

/s/ Donald T. Valentine
-----------------------------------------------------
Donald T. Valentine